Exhibit 99.1
ManTech Announces Financial Results for
First Quarter of 2017

•	Revenues: $418 million, up 7.1% from first quarter of 2016

•	Operating Margin: 5.8% for the first quarter and operating income up 11% from first quarter of 2016

•	Diluted EPS: $0.39, up 11% from first quarter of 2016

•	Book-to-Bill Ratio: 1.7 for the first quarter; strongest Q1 book-to-bill since 2008

•	Cash Flow from Operations: $37 million or 2.4 times net income

FAIRFAX, Va., May 3, 2017 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the first quarter of fiscal year 2017, which ended March 31, 2017.

"ManTech had exceptional execution in the first quarter as evidenced by multiple, large new contract awards, strong cash flow and growth across all of our key operating metrics. Revenues, operating income, operating margin, net income and earnings per share all increased sequentially and over the prior year. We are poised for continued momentum based on ManTech's strong strategic positioning coupled with an improving market environment," said ManTech Chairman and Chief Executive Officer George J. Pedersen.

“Our performance is a result of continued operational focus and steadfast investments into the business. ManTech's agility, our employees and mission focus remain our key differentiators. Our recent contract awards underscore the ability to offer innovative, competitive solutions to our customers' most pressing challenges,” said ManTech President and Chief Operating Officer Kevin M. Phillips.

Summary Operating Results

Revenues for the quarter were $418.4 million, up 7.1% from $390.7 million in the first quarter of 2016. Revenue growth was driven by a combination of factors including contribution from acquisitions, higher ODCs and the ramping of our recent contract awards.

Operating income for the quarter of $24.4 million, representing an operating margin of 5.8%, was up 11% from the first quarter of 2016. For the quarter, net income was $15.0 million and diluted earnings per share were $0.39, up 14% and 11%, respectively, compared to the first quarter of 2016.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $37 million or 2.4 times net income. Days sales outstanding (DSO) were 68 days, an improvement of 4 days compared to the first quarter of 2016. As of March 31, 2017, the company had $92 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends, and maintain a strong balance sheet.

The company paid $8.1 million in dividends, or $0.21 per share, to its common stockholders of record as of March 10, 2017. The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on June 23, 2017, to all common stockholders of record as of June 9, 2017, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $711 million in the quarter, representing a book-to-bill ratio of 1.7. Approximately 60% of the awards were for new business. Over the trailing 12 months, the book-to-bill ratio is 1.5. Large, single-award contracts contributing to the quarterly bookings include:

•
Business Intelligence Support Services for Customs and Border Patrol (CBP). ManTech was awarded a 5 year contract totaling approximately $229 million to assist CBP enforcement personnel in effectively and efficiently identifying cargo, individuals and conveyances that may present additional risk to the U.S; conduct terrorism analysis and global assessments that convey changes in terrorism threats and identify emerging threats; develop and evaluate CBP-wide intelligence-based targeting rules and intelligence driven special operations; and coordinate and enhance analysis and targeting efforts.

•
Enterprise IT Infrastructure Support to the Federal Bureau of Investigation (FBI). ManTech was awarded a 5 year contract totaling approximately $220 million to operate, maintain, refresh and enhance the FBI Criminal Justice Information Services (CJIS) Division's portfolio of information technology systems that process and share mission critical information for members of the law enforcement community in the U.S. and abroad.

Additional contract awards in the quarter include several extensions to existing contracts and new contracts from classified customers.

The company’s backlog of business at the end of quarter was $5.1 billion, up 4% compared to the fourth quarter of 2016; funded backlog was $1.2 billion, up 26% compared to the fourth quarter of 2016.

Forward Guidance

The company is raising the lower end of its guidance on expected revenue and is narrowing the range and slightly increasing the top end of its net income and diluted earnings per share. ManTech expects revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2017 Guidance
Revenue (billion)	$1.65 - $1.70
Net Income (million)	$56.5 - $59.4
Diluted Earnings per Share	$1.44 - $1.52

ManTech Chief Financial Officer Judith L. Bjornaas said, "I am pleased with the continued strong performance of the company as exemplified by our first quarter results. We continue to generate increased revenue, net income, earnings and cash flow for our shareholders. And we remain focused on making organic investments and leveraging our strong balance sheet to further enhance our competitive positioning.”

Conference Call

ManTech executive management will hold a conference call on May 3, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 97989830. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. ManTech's expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); program protection and mission assurance; systems engineering; supply chain management and logistics; test and evaluation (T&E); training; and management consulting. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” or “plan,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2017, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$91,627	$64,936
Receivables—net	315,595	320,677
Prepaid expenses and other	30,129	34,423
Contractual inventory	85	1,277
Total Current Assets	437,436	421,313
Goodwill	955,874	955,874
Other intangible assets—net	150,222	154,931
Employee supplemental savings plan assets	30,670	29,383
Property and equipment—net	23,510	23,121
Investments	11,666	11,691
Other assets	2,001	2,151
TOTAL ASSETS	$1,611,379	$1,598,464
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$106,389	$108,888
Accrued salaries and related expenses	74,422	70,768
Billings in excess of revenue earned	11,425	11,998
Total Current Liabilities	192,236	191,654
Deferred income taxes—non-current	125,734	122,081
Accrued retirement	29,926	30,581
Other long-term liabilities	12,221	12,481
TOTAL LIABILITIES	360,117	356,797
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 25,847,697 and 25,795,973 shares issued at March 31, 2017 and December 31, 2016; 25,603,584 and 25,551,860 shares outstanding at March 31, 2017 and December 31, 2016	258	258
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,190,745 and 13,190,745 shares issued and outstanding at March 31, 2017 and December 31, 2016	132	132
Additional paid-in capital	474,782	471,906
Treasury stock, 244,113 and 244,113 shares at cost at March 31, 2017 and December 31, 2016	(9,158)	(9,158)
Retained earnings	785,483	778,710
Accumulated other comprehensive loss	(235)	(181)
TOTAL STOCKHOLDERS’ EQUITY	1,251,262	1,241,667
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,611,379	$1,598,464

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended March 31,
	2017	2016
REVENUES	$418,374	$390,662
Cost of services	357,047	333,514
General and administrative expenses	36,937	35,203
OPERATING INCOME	24,390	21,945
Interest expense	(294)	(289)
Interest income	24	44
Other income (expense), net	39	8
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	24,159	21,708
Provision for income taxes	(9,100)	(8,560)
Equity in gains (losses) of unconsolidated subsidiaries	(31)	68
NET INCOME	$15,028	$13,216
BASIC EARNINGS PER SHARE:
Class A common stock	$0.39	$0.35
Class B common stock	$0.39	$0.35
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.39	$0.35
Class B common stock	$0.39	$0.35

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,028	$13,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,674	7,622
Deferred income taxes	3,653	3,595
Stock-based compensation	1,067	1,091
Equity in (gains) losses of unconsolidated subsidiaries	31	(68)
Excess tax benefits from exercise of stock options	—	(1)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	5,645	(7,307)
Prepaid expenses and other	4,411	2,690
Contractual inventory	1,192	—
Employee supplemental savings plan asset	(1,287)	(82)
Accounts payable and accrued expenses	(2,644)	(1,084)
Accrued salaries and related expenses	3,646	14,596
Billings in excess of revenue earned	(899)	(2,899)
Accrued retirement	(655)	(2,597)
Other	(333)	324
Net cash flow from operating activities	36,529	29,096
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,578)	(2,278)
Investment in capitalized software for internal use	(817)	(399)
Payments to acquire investments	—	(201)
Net cash flow from investing activities	(3,395)	(2,878)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(8,137)	(7,910)
Proceeds from exercise of stock options	1,694	781
Excess tax benefits from exercise of stock options	—	1
Net cash flow from financing activities	(6,443)	(7,128)
NET CHANGE IN CASH AND CASH EQUIVALENTS	26,691	19,090
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,936	41,314
CASH AND CASH EQUIVALENTS, END OF PERIOD	$91,627	$60,404

ManTech-F

ManTech International Corporation

Investor Relations
Judy Bjornaas
Executive Vice President and Chief Financial Officer
(703) 218-8269
Investor.Relations@ManTech.com

Media
Sue Cushing
VP Corporate Communications
(703) 814-8369
Sue.Cushing@ManTech.com